Exhibit 5.0

                         Opinion of Klarman & Associates




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                              KLARMAN & ASSOCIATES
                          2694 Bishop Drive, Suite 213
                           San Ramon, California 94583
                             (510) 830-8801 (phone)
                              (510) 830-8821 (fax)



                                                              September 25, 1997



Securities and Exchange Commission
Washington DC 20549

                  Re:               Play Co. Toys & Entertainment Corp.
                                    Registration Statement on Form SB-2
                                    File No. 333-32051

Ladies and Gentlemen:

         As counsel to Play Co. Toys & Entertainment Corp. (the "Registrant") with respect to the above Registration Statement on Form SB-2 relating to the registration of up to an aggregate 2,250,000 shares of Series E Preferred Stock to be sold by the Company, of which 1,500,000 shares are issuable upon the exercise of warrants, I have examined the Certificate of Incorporation and By-Laws of the Registrant, as amended through the date hereof, and such other materials as I deemed pertinent. It is my opinion that:

         The 750,000 shares of Series E Preferred Stock and the 1,500,000 shares of Series E Preferred Stock, when issued and paid for in accordance with the terms of the warrants agreement, are and will be, respectively, legally issued, fully paid and non-assessable.

         I consent to the use of this opinion as an exhibit to said Registration Statement on From SB-2, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                                               Very truly yours,



                                                            Klarman & Associates